METALDYNE PERFORMANCE GROUP INC.
FINANCIAL STATEMENTS
QUARTER ENDED APRIL 2, 2017

INDEX

PART I – FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS

	UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS	1

	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS	2

	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME	3

	UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS	4

	NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	5

PART I – FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

METALDYNE PERFORMANCE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

Assets	April 2, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$202.1	$209.7
Receivables, net:
Trade	361.0	314.6
Other	35.4	34.8
Total receivables, net	396.4	349.4
Inventories	174.2	168.4
Prepaid expenses	14.2	11.5
Other assets	55.6	52.7
Total current assets	842.5	791.7
Property and equipment, net	859.5	831.6
Goodwill	907.7	907.7
Amortizable intangible assets, net	621.7	639.1
Deferred income taxes	15.3	7.4
Other assets	35.9	13.0
Total assets	$3,282.6	$3,190.5
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$284.4	$260.5
Accrued compensation	50.0	49.6
Accrued liabilities	103.2	77.1
Short-term debt	1.6	1.0
Current maturities, long-term debt and capital lease obligations	13.2	13.2
Total current liabilities	452.4	401.4
Long-term debt, less current maturities	1,810.1	1,809.2
Capital lease obligations, less current maturities	22.8	22.7
Deferred income taxes	243.3	223.7
Other long-term liabilities	58.3	54.3
Total liabilities	2,586.9	2,511.3
Stockholders’ equity:
Common Stock: par $0.001, 400.0 authorized, 68.1 and 67.6 shares issued and outstanding, respectively	0.1	0.1
Common stock held in treasury, at cost: 1.9 and 1.9 shares, respectively	(29.5)	(29.5)
Paid-in capital	886.8	880.7
Deficit	(88.9)	(92.0)
Accumulated other comprehensive loss	(76.4)	(83.5)
Total equity attributable to stockholders	692.1	675.8
Noncontrolling interest	3.6	3.4
Total stockholders’ equity	695.7	679.2
Total liabilities and stockholders’ equity	$3,282.6	$3,190.5

See accompanying notes to unaudited condensed consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions)

	Quarter Ended
	April 2, 2017	April 3, 2016
Net sales	$749.1	$739.5
Cost of sales	620.7	603.0
Gross profit	128.4	136.5
Selling, general and administrative expenses	89.8	60.8
Operating income	38.6	75.7
Interest expense, net	26.8	26.5
Other, net	(1.1)	15.0
Other expense, net	25.7	41.5
Income before tax	12.9	34.2
Income tax expense	3.4	9.2
Net income	9.5	25.0
Income attributable to noncontrolling interest	0.1	0.1
Net income attributable to stockholders	$9.4	$24.9

See accompanying notes to unaudited condensed consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In millions)

	Quarter Ended
	April 2, 2017	April 3, 2016
Net income	$9.5	25.0
Other comprehensive income (loss), net of tax:
Foreign currency translation	9.7	7.2
Net actuarial gain (loss) on defined benefit plans (net of tax of $1.4 and $0.0, respectively)	(2.6)	-
Other comprehensive income (loss), net of tax	7.1	7.2
Comprehensive income	16.6	32.2
Less comprehensive income attributable to noncontrolling interest	0.2	0.1
Comprehensive income attributable to stockholders	$16.4	32.1

See accompanying notes to unaudited condensed consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

	Quarter Ended
	April 2, 2017	April 3, 2016
Cash flows from operating activities:
Net income	$9.5	25.0
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	52.1	55.2
Impairment on property, plant and equipment	1.2
Debt fee amortization	0.9	0.8
(Gain)/Loss on fixed asset dispositions	(3.6)	0.3
Deferred income taxes	9.7	(12.3)
Noncash interest expense	0.4	0.3
Stock-based compensation expense	4.4	3.7
Foreign currency adjustment	0.7	11.4
Gain on Bargain Purchase	(6.0)	—
Other	(0.2)	0.1
Changes in assets and liabilities:
Receivables, net	(40.9)	(47.2)
Inventories	(1.3)	1.7
Accounts payable, accrued liabilities, and accrued compensation	56.1	19.1
Other, current	(4.5)	2.8
Other, non-current	(20.6)	(0.3)
Net cash provided by operating activities	57.9	60.6
Cash flow from investing activities:
Capital expenditures	(61.7)	(51.9)
Proceeds from sale of fixed assets	4.5	0.1
Capitalized patent costs	—	(0.1)
Acquisition of business, net of cash acquired	(6.0)	—
Net cash used for investing activities	(63.2)	(51.9)
Cash flows from financing activities:
Cash dividends	(6.4)	(0.1)
Proceeds from stock issuance	4.4	0.8
Purchases of treasury stock	—	(2.9)
Excess tax benefit on stock-based compensation	—	0.4
Cash settlement of equity awards	(2.6)	(0.9)
Payments of long-term debt	(3.3)	(3.3)
Other debt, net	0.5	(1.6)
Net cash used for financing activities	(7.4)	(7.6)
Effect of exchange rates on cash	5.1	3.6
Net increase (decrease) in cash and cash equivalents	$(7.6)	4.7
Cash and cash equivalents:
Cash and cash equivalents, beginning of period	209.7	168.2
Net increase (decrease) in cash and cash equivalents	(7.6)	4.7
Cash and cash equivalents, end of period	$202.1	172.9
Supplementary cash flow information:
Cash paid for income taxes, net	$10.7	8.4
Cash paid for interest	17.2	13.8
Noncash transactions:
Capital expenditures in accounts payables	19.2	22.6
Dividends declared, not yet paid	0.5	6.1
Dividends declared on restricted stock awards not yet vested	0.5	0.3

See accompanying notes to unaudited condensed consolidated financial statements.

METALDYNE PERFORMANCE GROUP INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Organization

Metaldyne Performance Group Inc. is a leading provider of components for use in engine, transmission and driveline (“Powertrain”) and chassis, suspension, steering and brake component (“Safety-Critical”) applications for the global light, commercial and industrial vehicle markets. We produce these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle original equipment manufacturers (“OEMs”) and tier 1 suppliers. Our components help OEMs meet fuel economy, performance and safety standards. Our metal-forming manufacturing technologies and processes include aluminum casting, cold, warm or hot forging, iron casting, and powder metal forming, as well as value-added precision machining and assembly. These technologies and processes are used to create a wide range of customized Powertrain and Safety-Critical components that address requirements for power density (increased component strength to weight ratio), power generation, power/torque transfers, strength and noise, vibration and harshness.

(2) Accounting Policies

Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared by Metaldyne Performance Group Inc. (the “Company”, “MPG”, “we”, “our”, or “its”) in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial reporting and as required by Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, the accompanying unaudited condensed consolidated financial statements contain all adjustments (consisting of items of a normal and recurring nature) necessary to present fairly the financial position as of April 2, 2017 and the results of operations and comprehensive income for the quarter ended April 2, 2017 and April 3, 2016, and statement of cash flows for the quarter ended April 2, 2017 and April 3, 2016. The results for interim periods are not necessarily indicative of results that may be expected for any other interim period or for the full year.

The condensed consolidated balance sheet as of December 31, 2016 was derived from our audited financial statements. The accompanying unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2016.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported therein. Use of significant estimates and judgments are inherent in the accounting for acquisitions, stock-based compensation, income taxes and employee benefit plans, as well as in the testing of goodwill and long-lived assets for potential impairment. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts that differ from these estimates.

(3) Effect of New Accounting Standards

Accounting Standards Update 2017-07

On March 10, 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2017-07 - Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost.  The amendments in this update require that an employer disaggregate the service cost component from the other components of defined benefit pension cost and postretirement benefit cost (net benefit cost).  The amendments also provide explicit guidance on how to present the service cost component and the other components of net benefit cost in the income statement and allow only the service cost component of net benefit cost to be eligible for capitalization.  This guidance becomes effective at the beginning of our 2018 fiscal year, however early adoption is permitted.  The guidance requires a retrospective transition method for the income statement classification of the net benefit cost components and a prospective transition method for the capitalization of the service cost component in assets.  We are currently assessing the impact that this standard will have on our consolidated financial statements.

Accounting Standards Update 2017-04

On January 26, 2017, the FASB issued ASU 2017-04 - Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.  The amendments in this update modify the concept of impairment from the condition that exists when the carrying amount of goodwill exceeds its implied fair value to the condition that exists when the carrying amount of a reporting unit exceeds its fair value. An entity no longer will determine goodwill impairment by calculating the implied fair value of goodwill by assigning the fair value of a reporting unit to all of its assets and liabilities as if that reporting unit had been acquired in a business combination, or what is referred to under existing guidance as “Step 2.”  Instead, under the amendments in this update, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.  An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit.  Additionally, an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable.  This guidance becomes effective at the beginning of our 2020 fiscal year, however early adoption is permitted.  The guidance requires a prospective transition method.  We are currently assessing the impact that this standard will have on our consolidated financial statements.

Accounting Standards Update 2016-16

On October 24, 2016, the FASB issued ASU 2016-16 - Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory.  Existing income tax guidance prohibits the recognition of current and deferred income taxes for an intra-entity asset transfer until the asset has been sold to an outside party.  This existing guidance is deemed an exception to the principle of comprehensive recognition of current and deferred income taxes under GAAP.  Due to the limited authoritative guidance about this exception, diversity in practice exists.  ASU 2016-16 eliminates this exception for intra-entity transfers of assets other than inventory and requires that entities recognize the income tax consequences when the transfers occur.  This guidance becomes effective at the beginning of our 2018 fiscal year, however early adoption is permitted.  The guidance requires a modified retrospective transition method.  We are currently assessing the impact that this standard will have on our consolidated financial statements.

Accounting Standards Update 2016-02

On February 25, 2016, the FASB issued ASU 2016-02 - Leases (Topic 842), which supersedes the existing lease accounting guidance and establishes new criteria for recognizing lease assets and liabilities.  The most significant impact of the update to MPG is that a lessee will be required to recognize a “right-of-use” asset and lease liability for operating lease agreements that were not previously included on the balance sheet under the existing lease guidance.  A lessee will be permitted to make a policy election, excluding recognition of the right-of-use asset and associated liability for lease terms of 12 months or less.  Expense recognition in the statement of income along with cash flow statement classification for both financing (capital) and operating leases under the new standard will not be significantly changed from existing lease guidance. This guidance becomes effective for MPG at the beginning of our 2019 fiscal year and requires transition under a modified retrospective method.  We are currently assessing the impact that this standard will have on our consolidated financial statements.

Accounting Standards Update 2014-09

In 2014, the FASB issued ASU 2014-09 - Revenue from Contracts with Customers (Topic 606), and has subsequently issued ASUs 2015-14 - Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, 2016-08 - Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross Versus Net), 2016-10 - Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, 2016-12 - Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, and 2016-20 - Revenue from Contracts with Customers (Topic 606): Technical Corrections and Improvements to Topic 606 (collectively, the Revenue Recognition ASUs).

The Revenue Recognition ASUs outline a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersede most current revenue recognition guidance, including industry-specific guidance.  The guidance is based on the principle that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to fulfill a contract.  This guidance is effective for MPG beginning on January 1, 2018 and entities have the option of using either a full retrospective or a modified retrospective approach for the adoption of the new standard. We expect to adopt this guidance using the modified retrospective approach.

We are concluding the assessment phase of implementing this guidance. We have evaluated each of the five steps in the new revenue recognition model, which are as follows: 1) Identify the contract with the customer; 2) Identify the performance obligations in the contract; 3) Determine the transaction price; 4) Allocate the transaction price to the performance obligations; and 5) Recognize revenue when (or as) performance obligations are satisfied. Our preliminary conclusion is that the impact of implementing the Revenue Recognition ASUs will be immaterial to our financial statements and that our method for recognizing revenue subsequent to the implementation of the Revenue Recognition ASUs will not vary significantly from our revenue recognition practices under current GAAP.

There are certain considerations related to internal control over financial reporting that are associated with implementing the new guidance under Topic 606. We are currently implementing the necessary changes to our control framework for revenue recognition. Disclosure requirements under the new guidance in Topic 606 have been significantly expanded in comparison to the disclosure requirements under the current guidance. We are currently concluding our assessment of the new disclosure requirements and we are in the process of drafting our disclosures for both interim and annual periods under Topic 606.

(4) Acquistions

Brillion Acquisition

On September 2, 2016, the Grede segment acquired 100% of the equity of Brillion Iron Works, Inc. (“Brillion”) from its parent company Accuride Corporation (NYSE: ACW).  Brillion was a reportable segment for Accuride Corporation and consists of a foundry located in Brillion, Wisconsin, (the “Brillion Facility”) which supplies castings to the industrial machinery, construction, agricultural equipment and oil and gas markets, including flywheels, pump housings, valve body housings, small engine components, and other industrial components.

The purchase price for the acquisition was $14.0 million of cash consideration.  Under the acquisition method of accounting, all assets acquired and liabilities assumed were recorded in the consolidated financial statements at estimated fair value.  The allocation of purchase price paid resulted in receivables of $8.1 million, inventory of $3.8 million, property, plant, and equipment of $15.9 million, assumed liabilities of $12.8 million, and a gain on bargain purchase of $1.0 million.

On September 12, 2016, the Company announced its plan to close the Brillion Facility and to consolidate substantially all of Brillion’s business into Grede’s existing locations.  As of December 31, 2016, the Brillion Facility had ceased operations.

Torqtek Acquisition

On April 2, 2017, the Metaldyne segment acquired certain assets and assumed certain liabilities from Torqtek Design and Manufacturing, LLC (“Torqtek”.)  Torqtek consisted of a plant in Charleston, South Carolina which manufactures and assembles transmissions, powertrain components and diesel engine timing gears.

The purchase price for the acquisition was $6.0 million of cash consideration.  Under the acquisition method of accounting, all assets acquired and liabilities assumed were recorded in the consolidated financial statements at estimated fair value.  The allocation of purchase price paid resulted in receivables of $2.9 million, inventory of $3.6 million, property, plant, and equipment of $10.4 million, other current assets $0.4 million, assumed liabilities of $5.3 million, and a gain on bargain purchase of $6.0 million.

(5) Receivables Allowances

Receivables were stated net of the following allowances:

	April 2, 2017	December 31, 2016
	(In millions)
Doubtful accounts	$1.7	$1.7
Pricing accruals and anticipated customer deductions	4.4	5.1
Returns	2.9	2.3
	$9.0	$9.1

(6) Inventories

Inventories were as follows:

	April 2, 2017	December 31, 2016
	(In millions)
Raw materials	$52.1	$50.7
Work in process	80.4	62.5
Finished goods	41.7	55.2
Total inventories	$174.2	$168.4

(7) Property and Equipment, Net

Accumulated depreciation as of April 2, 2017 and December 31, 2016 was $614.9 million and $554.0 million, respectively.

In May 2016, the Company announced plans to close its Bessemer, Alabama facility included within the Grede segment.  The closure, which is primarily due to declines in heavy truck and industrial equipment markets, was completed in fiscal 2016.  In conjunction with this announcement, the Company recorded a $2.3 million asset impairment charge within cost of sales to reduce the carrying value of Bessemer’s assets to their estimated fair value based on level 3 valuation inputs.

(8) Amortizable Intangible Assets

The carrying amounts and accumulated amortization of intangible assets were as follows:

	April 2, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(In millions)
Customer relationships and platforms	$745.2	$(212.2)	533.0
Other	127.0	(38.3)	88.7
Total	$872.2	(250.5)	621.7

	December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
		(In millions)
Customer relationships and platforms	$745.2	(197.5)	547.7
Other	126.9	(35.5)	91.4
Total	$872.1	(233.0)	639.1

(9) Debt

The carrying value of debt was as follows:

	April 2, 2017	December 31, 2016
	(In millions)
Short-term debt:
Revolving lines of credit	$—	$—
Other short-term debt	1.6	1.0
Total short-term debt	$1.6	$1.0
Long-term debt:
Term loans
USD Term Loan	1,008.8	1,011.5
Euro Term Loan	235.9	233.3
Registered Notes	600.0	600.0
Total	1,844.7	1,844.8
Unamortized debt issuance costs	(16.1)	(16.9)
Unamortized discount on term loans	(5.3)	(5.6)
Current maturities	(13.2)	(13.1)
Total long-term debt	$1,810.1	$1,809.2

Debt Activity

Accrued interest of $24.7 million and $16.2 million as of April 2, 2017 and December 31, 2016 was reflected in accrued liabilities.

(10) Equity and Dividends

Dividends
On February 24, 2017, our board of directors declared a dividend of $0.0925 per share, payable March 24, 2017 to stockholders of record as of March 10, 2017.

Share repurchases

On February 24, 2016, our board of directors authorized a share repurchase program (the “Share Repurchase Program”). The Share Repurchase Program, as amended on August 3, 2016, authorized the Company to purchase shares of its common stock for an aggregate repurchase price not to exceed $35.0 million. Subject to applicable rules and regulations, shares could be repurchased through open market purchases, privately negotiated transactions, or otherwise. On November 3, 2016, the Company suspended the Share Repurchase Program due to the pending merger with American Axle & Manufacturing Holdings, Inc.  As of April 2, 2017, cumulative shares repurchased totaled 1,898,261 shares at an average purchase price per share of $15.56. The repurchased shares are presented as common stock held in treasury, at cost, on the consolidated balance sheets.

Changes in Accumulated Other Comprehensive Loss, Net of Tax

	Foreign Currency Items	Defined Benefit Items	Total
	(In millions)
Balance, December 31, 2015	$(52.0)	(5.3)	(57.3)
Other comprehensive income (loss)	7.3	(0.1)	7.2
Balance, April 3, 2016	$(44.7)	(5.4)	(50.1)

Balance, December 31, 2016	$(73.5)	(10.0)	(83.5)
Other comprehensive income (loss)	9.7	(2.6)	7.1
Balance, April 2, 2017	$(63.8)	(12.6)	(76.4)

(11) Other, net

Included within other, net are the following (income) and expense items:

	Quarter Ended
	April 2, 2017	April 3, 2016
	(In millions)
Foreign currency losses (gains)	$4.9	13.7
Gain on bargain purchase	(6.0)	-
Other	-	1.3
Other, net	$(1.1)	15.0

Foreign currency losses (gains) pertain to realized and unrealized losses (gains) on foreign currency denominated transactions with customers and suppliers, short-term intercompany balances with foreign subsidiaries, and the re-measurement of our Euro denominated term loan as of April 2, 2017.

(12) Stock-based Compensation

In August 2014, our board of directors approved an equity incentive plan (the “MPG Plan”) for officers, key employees and non-employees. The MPG Plan permits the grant of equity awards to purchase up to 5.9 million shares of MPG common stock. All awards granted on or after August 4, 2014 were issued under the MPG Plan.

On April 6, 2017, American Axle & Manufacturing Holdings, Inc. (AAM) completed its acquisition of 100% of the equity interests of MPG (AAM acquisition).  Under the terms of the agreement and plan of merger (Merger Agreement), each share of MPG common stock (other than MPG excluded shares as defined in the Merger Agreement) was converted into the right to receive (a) $13.50 in cash, without interest, and (b) 0.5 of a share of AAM common stock (Merger Consideration). Further, MPG stock options outstanding immediately prior to the effective time of the merger were accelerated, and holders of the stock options received the Merger Consideration less the per share exercise price of the MPG stock options. All MPG restricted shares and restricted stock unit awards outstanding under an MPG equity plan were also accelerated, and each holder thereof received the Merger Consideration for each restricted share or restricted stock unit award of MPG common stock.

(13) Income Taxes

The Company is required to adjust its effective tax rate each quarter based upon its estimated annual effective tax rate. The Company must also record the tax impact of certain discrete, unusual or infrequently occurring items, including changes in judgment about valuation allowances and effects of changes in tax laws or rates, in the interim period in which they occur. In addition, jurisdictions with a projected loss for the year or a year-to-date loss where no tax benefit can be recognized are excluded from the estimated annual effective tax rate.

Income tax expense for the quarter ended April 2, 2107 and April 3, 2016 was $3.4 million and $9.2 million, respectively.  The effective income tax rate for the quarter ended April 2, 2017 and April 3, 2016 was 26.4% and 26.9%, respectively.

The effective tax rate for periods ended April 2, 2017 and April 3, 2016 varies from statutory rates primarily due to income taxes on foreign earnings which are taxed at rates different from the U.S. statutory rate and other permanent items. Further, the Company’s current and future provision for income taxes may be impacted by the recognition of valuation allowances in certain countries.

(14) Retirement Plans

The net expense recognized for the Company’s defined benefit pension plans was $0.4 million and $0.2 for the quarters ended April 2, 2017 and April 3, 2016, respectively.

(15) Commitments and Contingencies

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company or its subsidiaries, covering a wide range of matters that arise in the ordinary course of the Company’s business activities, primarily with respect to commercial, environmental and occupational and employment matters. Commercial disputes vary in nature and have historically been resolved by negotiations between the parties. Although the outcome of any of these matters cannot be predicted with certainty, the Company does not believe that any of these proceedings or matters in which the Company is currently involved will have a material adverse effect on the Company’s results of operations, financial position or cash flows.

In addition, the Company is conducting remediation actions at certain of its facilities. A reserve estimate for each environmental matter is established using standard engineering cost estimating techniques on an undiscounted basis. In determining such costs, consideration is given to the professional judgment of Company environmental engineers. The Company believes any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company’s results of operations, financial position or cash flows. The Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company’s results of operations, financial position or cash flows or the possible effect of compliance with environmental requirements imposed in the future.

A subsidiary of MPG, Grede Wisconsin Subsidiaries LLC (Grede Wisconsin), had been under investigation by the U.S. Department of Justice and the Environmental Protection Agency for alleged Clean Air Act violations and alleged obstruction of justice relating to the January 2012 removal of debris from the roof of a heat treat oven that was purported to contain asbestos at a now closed Grede facility in Berlin, Wisconsin. The United States Attorney, Eastern District of Wisconsin, indicted Grede LLC and Grede II LLC, the parent company of Grede Wisconsin, in connection with this matter. We are defending this matter.

(16) Fair Value

	April 2, 2017		December 31, 2016
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In millions)
Registered Notes	$591.2	649.5	$590.8	625.5
USD Term Loan	997.1	1,008.8	999.2	1,017.8
Euro Term Loan	234.9	236.6	232.3	234.8

The fair values of the registered notes and term loans were estimated using quoted market prices. On April 6, 2017, the registered notes and term loans were repaid as a result of the AAM acquisition.

The fair value of the Company’s other financial instruments, cash and cash equivalents, revolving lines of credit and other long-term debt, are estimated to equal their carrying values due to their nature.

(17) Subsequent Events

Definitive Merger Agreement

On April 6, 2017, AAM completed its acquisition of 100% of the equity interests of MPG for a total purchase price of approximately $1.5 billion plus the assumption of approximately $1.7 billion in net debt (comprised of approximately $1.9 billion in debt less approximately $0.2 billion of MPG cash and cash equivalents). Under the terms of the Merger Agreement, each share of MPG common stock (other than MPG excluded shares as defined in the Merger Agreement) was converted into the right to receive (a) $13.50 in cash, without interest, and (b) 0.5 of a share of AAM common stock (Merger Consideration). Further, MPG stock options outstanding immediately prior to the effective time of the merger were accelerated, and holders of the stock options received the Merger Consideration less the per share exercise price of the MPG stock options. All MPG restricted shares and restricted stock unit awards outstanding under an MPG equity plan were also accelerated, and each holder thereof received the Merger Consideration for each restricted share or restricted stock unit award of MPG common stock.